EXHIBIT 99.1
THE COCA-COLA COMPANY
news
release

      FOR IMMEDIATE RELEASE                              Contact: Ben Deutsch
                                                                  (404) 676-2683

                THE COCA-COLA COMPANY COMMENTS ON SEC SETTLEMENT

     ATLANTA, April 18, 2005 -- Neville Isdell, chairman and chief executive officer of The Coca-Cola Company, today issued the following statement:

     "We are pleased that today's settlement with the Securities and Exchange Commission, and the decision by the Department of Justice to close its investigation, mark an end to the U.S. government inquiries initiated in 2003."

     Attached is a communication from Mr. Isdell that was distributed to the Company's employees today:


===========================
EXECUTIVE OFFICE MEMORANDUM
===========================

From:     EOM on 04/18/2005 11:09 AM

To:       All Employees Worldwide

Subject:  Conclusion of SEC and DOJ Investigations


Atlanta, Georgia           No. 05-28                 April 18, 2005


TO:                 ALL EMPLOYEES WORLDWIDE

Earlier today, the U.S. Securities and Exchange Commission (SEC) announced a settlement with our Company that brings to an end the investigation initiated in 2003 into allegations raised by a former employee. Under the settlement, we have agreed to maintain certain measures that the Company implemented prior to or during the last two years and to undertake additional remedial actions in the areas of corporate compliance and disclosure. The settlement does not include a monetary fine or penalty. In addition, the Company was also informed that the Department of Justice has decided to close its investigation.

The settlement agreement provides that we neither admit nor deny the factual findings made by the SEC. Accordingly, out of respect for our agreement, we will not comment on specific allegations. I can say, however, that we are pleased that
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this settlement, and the decision by the Department of Justice to close its investigation, mark an end to the U.S. government inquiries initiated in 2003. Further, I am gratified that the SEC has acknowledged the fact that the Company cooperated with its investigation, which was the primary directive provided by management and the Board throughout this process.

We continue to expect all of our operations around the world to adhere to the highest ethical standards. The measures identified in this settlement and those we have taken over the past few years are an important step forward in ensuring our systems continually improve. That is an obligation we all share that requires constant vigilance.

                                 NEVILLE ISDELL




This message is intended for employees of The Coca-Cola Company.

To see recent EOMs, visit @KO at Announcements.






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